Asian Dragon Group Inc., Finalizes Agreement to Acquire Interest in China Gold Producer, Lingbao Jinshan Gold Mine Confirming Focus on Earnings and Share Value

Asian Dragon Group Inc.

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – January 31, 2007 – The Board of Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) is pleased to announce the execution of a Formal Letter of Intent to acquire an interest in the Lingbao Jinshan Gold Mine, formerly known as the Lingbao Yishishan Gold Mine. The focus on immediate gold production complements the development of Project Luogold in Luoning County, less than 100 km away. The terms of the Joint Venture Agreement outlined in the Formal Letter of Intent see Asian Dragon investing up to US$3 million in 2 phases over 3 years, to expand the mine operations and earn a 70% interest.

The Lingbao Jinshan Gold Mine consists of a non-exploited, formerly state-owned (Lingbao Gold Bureau) and now privatized medium size gold mine with fully equipped mining infrastructure including rail facilities for main haulage and subordinate machinery for secondary haulage. The property is approximately 18 km2 with gold mining operations on the Eastern and Western regions.  The operations of the Lingbao Jinshan Gold Mine were shut down in 2001, due to the long term effects of low gold prices. Through the completion of a restructure in late 2005, new management has since reopened the Western Regional operations, where the labour force has increased over 550% since its initial restart. Transfer stations installed at the numerous mine levels on the massive quartz-carbonate veins currently produce and mill approximately 150,000 tonnes of high grade ore per year from the Western Regional operations, which will double to 300,000 tonnes, once Asian Dragon reopens the Eastern Regional operations. The amount of ore produced and milled can easily be increased to 700,000 tonnes per year. With grades of veins ranging from 7.09 to 13.61 g/t, the average grade of the whole mine is 11.33 g/t Au, the acquisition will provide Asian Dragon with immediate earnings and increased share value.

The Lingbao Jinshan Gold Mine is situated in the same county of Henan Province where Hong Kong listed Lingbao Gold Company Ltd. (52 Week High $1B+ US market cap) has 2 operating gold mines, 1 gold mine under construction, and several advanced exploration projects. As of October 2005, Henan Province ranked second only to Shandong Province in percentage of gold production in China.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers through a series of joint ventures and mine and property acquisitions.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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Asian Dragon Group Inc.
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